EXECUTION VERSION

ASSET PURCHASE AGREEMENT
BETWEEN
TEVA PHARMACEUTICAL INDUSTRIES LTD.
AND
IMPAX LABORATORIES, INC.
DATED AS OF
JUNE 20, 2016

- ii -

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Products
Exhibit D	Supply Agreement
Exhibit E	Form of Customer Notice
Appendix I	Proposed Order/Final Order

- iii -

Appendix II	Provisions from Order
Appendix III	Seller NDC Number Transition Services

- iv -

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 20, 2016 (the “Effective Date”), is made by and between Impax Laboratories, Inc., a Delaware corporation (“Buyer”), and Teva Pharmaceutical Industries Ltd., an Israeli corporation, acting directly or through its Affiliates (“Seller”).
WHEREAS, the FTC staff has raised the concern that the proposed acquisition (the “Proposed Allergan Transaction”) of certain businesses and assets of Allergan plc (“Allergan”) by Seller, pursuant to the Allergan Agreement, is likely to produce anticompetitive effects in the alleged relevant product market(s) in the United States for the generic pharmaceutical products listed on Exhibit C (as such products are more specifically identified in this Agreement), which would not be in the public interest, including, but not limited to, by eliminating competition between Seller and Allergan;
WHEREAS, in order to resolve the concerns raised by the FTC staff in these alleged product markets in the United States, Seller has agreed to enter into this Agreement with Buyer to divest certain assets related to these products to Buyer, and to permit Buyer to replace the lost competition by manufacturing, marketing and selling the generic products referred to above into the respective alleged product markets;
WHEREAS, the FTC has or is about to issue an Order governing the scope, nature, extent and requirements of this Agreement;
WHEREAS, Seller and/or its Affiliates sells the Products (as defined herein) commercially and/or has a Product ANDA (as defined herein) filed with the FDA with respect to the Products;
WHEREAS, upon and subject to the Allergan Closing, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain Transferred Assets (as defined herein) related to the Products within the Territory (as defined herein), all upon the terms and subject to the conditions hereinafter set forth; and
WHEREAS, concurrently with the execution of this Agreement, certain Persons who will be Affiliates of Seller as of the Closing entered into an asset purchase agreement with Buyer related to the Order (the “Other Acquisition Agreement”), pursuant to which such Affiliates of Seller as of the Closing have agreed to sell to Buyer, and Buyer has agreed to purchase from such Affiliates of Seller as of the Closing, certain Transferred Assets (as defined in the Other Acquisition Agreement) related to the Products (as defined in the Other Acquisition Agreement) within the Territory (as defined in the Other Acquisition Agreement), all upon the terms and conditions set forth therein.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE I.
DEFINITIONS

SECTION 1.1.    Definitions
As used in this Agreement, the following terms have the meanings set forth below:
“Affiliate” means any Person that controls, is controlled by, or is under common control with the applicable Person. For purposes of this definition, “control” shall mean: (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors, or otherwise having the power to control or direct the affairs of such Person; and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50)% of the equity interest or the power to direct the management and policies of such noncorporate entities.
“Agreement” has the meaning set forth in the preamble.
“Allergan” has the meaning set forth in the recitals.
“Allergan Agreement” means the Master Purchase Agreement dated as of July 26, 2015 by and between Allergan and Seller, as it may be amended from time to time.
“Allergan Closing” means the closing of the Proposed Allergan Transaction pursuant to the Allergan Agreement.
“Application(s)” means all of the following: NDA, ANDA, “Supplemental New Drug Application”, or “Marketing Authorization Application”, the applications for a Product filed or to be filed with the FDA pursuant to 21 C.F.R. Part 314 et seq., and all supplements, amendments, and revisions thereto, any preparatory work, registration dossier, drafts and data necessary for the preparation thereof, and all correspondence between the holder and the FDA related thereto. “Application” also includes an “Investigational New Drug Application” filed or to be filed with the FDA pursuant to 21 C.F.R. Part 312, and all supplements, amendments, and revisions thereto, any preparatory work, registration dossier, drafts and data necessary for the preparation thereof, and all correspondence between the holder and the FDA related thereto.
“Assigned Contracts” means the Contracts set forth on Schedule 2.2(a)(vii), but solely with respect to the applicable Product, or Contracts or arrangements conferring substantially equivalent rights with respect to the applicable Products.
“Assigned Patents” means the patents set forth on Schedule 2.2(a)(vi) hereto and any related registrations or applications for registrations thereof.
“Assignment and Assumption Agreement” means an assignment and assumption agreement to be executed and delivered by Buyer and Seller at Closing, substantially in the form of Exhibit A.
“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

“Bill of Sale” means a bill of sale to be executed and delivered by Seller to Buyer at Closing, substantially in the form of Exhibit B.
“Business Day” means any day other than a Friday, Saturday, Sunday or other day on which banks in the U.S. or Israel are permitted or required to close by Law.
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnified Parties” has the meaning set forth in Section 12.2.
“Buyer NDC Numbers” has the meaning set forth in Section 8.6.
“Buyer Officer’s Certificate” means a certificate, dated the Closing Date, duly executed by an authorized officer of Buyer, reasonably satisfactory in form to Seller, as to the satisfaction of the conditions set forth in Sections 10.3(a) and (b).
“Buyer Returns” has the meaning set forth in Section 9.1(a).
“Cap” has the meaning set forth in Section 12.4(a).
“Closing” and “Closing Date” have the respective meanings set forth in Section 4.1.
“Contracts” means contracts, leases, licenses, indentures, agreements, purchase orders and all other legally binding arrangements, whether in existence on the date hereof or subsequently entered into, including all amendments thereto.
“Customer List” has the meaning set forth in Section 5.10(c) hereof.
“Customer Notice” means the written notice to be sent to Customers in accordance with Section 7.6, in substantially the form attached hereto as Exhibit E.
“Customers” has the meaning set forth in Section 7.6(d).
“Deductible” has the meaning set forth in Section 12.4(a).
“Direct Cost” means the cost of (i) direct labor and direct material used and (ii) all other reasonable and documented out of pocket expenses, in each case, to provide the relevant assistance or service.
“Disclosing Party” has the meaning set forth in Section 8.3.
“Effective Date” has the meaning set forth in the preamble.
“Encumbrance” means, with respect to any asset, any imperfection of title, mortgage, charge, lien, security interest, easement, right of way, pledge or encumbrance of any nature whatsoever.
“Excluded Assets” has the meaning set forth in Section 2.2(b).
“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

“Exhibits” means, collectively, the Exhibits referred to throughout this Agreement.
“Expiration Date” has the meaning set forth in Section 12.1.
“FDA” means the U.S. Food and Drug Administration.
“Finished Goods” means each of the Products, respectively, packaged, labeled and ready for distribution and sale in finished form.
“FTC” means the U.S. Federal Trade Commission.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any nation or government or any court, administrative agency or commission or other governmental authority, body or instrumentality, whether U.S. (federal, state, country, municipal or other) or non-U.S.
“Governmental Rule” means any Law, judgment, order, decree, statute, ordinance, rule or regulation enacted, issued or promulgated by any Governmental Entity.
“Indemnified Party” has the meaning set forth in Section 12.3.
“Indemnifying Party” has the meaning set forth in Section 12.5(a).
“Knowledge” of (i) Seller means all such facts, circumstances or other information, of which Jamie Berlanska (VP of Finance & Controller – Americas), Maureen Cavanaugh (SVP General Manager US Generics), Vivian McCain (VP, Americas TPO Regional Head), Carol Devine (Senior PM TPO-PMO), Lauren Rabinovic (VP General Counsel NA Generic IP), Kirsten Bauer (SVP General Counsel TGO & Quality), and Dror Bashan (SVP BD and Strategic Initiatives) are actually aware and (ii) Buyer means all such facts, circumstances or other information, of which Frederick Wilkinson (President and Chief Executive Officer), Bryan Reasons (Senior Vice President, Finance and Chief Financial Officer), Mark Schlossberg (Senior Vice President and General Counsel) and Brandon Smith (Senior Vice President, Corporate Development and Strategy) are actually aware.
“Law” means each federal, state, provincial, municipal, local, or foreign law, statute, ordinance, order, determination, judgment, common law, code, rule, official standard, or regulation, enacted, enforced, entered, promulgated, or issued by any Governmental Entity.
“Liabilities” means any and all debts, liabilities and obligations of any kind, nature, character or description, whether accrued or fixed, absolute or contingent, matured or unmatured, or known or unknown, including those arising under any Governmental Rule or action and those arising under any Contract, arrangement, commitment or undertaking, or otherwise.
“License” has the meaning set forth in Section 2.4.
“Losses” means any and all damages, losses, Taxes, Liabilities, claims, judgments, penalties, payments, interest, costs and expenses (including reasonable and documented legal fees, accountants’ fees and expert witnesses’ fees and expenses incurred in investigating and/or prosecuting any claim for indemnification).

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

“Material Adverse Effect” means an effect which has had, or would reasonably be expected to have, a material adverse effect solely on the Transferred Assets or Product Technology taken as a whole, but will not include (a) any adverse change or effect due to changes in conditions generally affecting (i) the healthcare industry or (ii) the United States economy as a whole, or (b) any change or adverse effect caused by, or relating to (i) the commencement, occurrence, continuation, or intensification of any national or international political conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment, or personnel of the United States or any other country or group, (ii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iii) any changes in Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, (iv) the occurrence, continuation or intensification of any earthquakes, hurricanes, pandemics, or other natural disasters, or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis, (v) compliance with the terms of, or the taking of any action required by, this Agreement or the transactions contemplated hereby (including any action reasonably required by, or condition or other term reasonably imposed by, the FTC in connection with the Order) or (vi) the execution, announcement or pendency of this Agreement and the transactions contemplated by this Agreement; provided, however, that the changes set forth in the foregoing clauses (a)(i), (b)(iii) and (b)(iv) shall be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent (and only to the extent) such changes have a disproportionate impact on the Transferred Assets or the Products, in each case, when compared to similar companies or products in the pharmaceutical industry.
“Medicaid Reimbursements and Rebates” means all discounts, rebates, reimbursements or other payments required by Governmental Rule to be made under Medicaid, Medicare or other governmental special medical assistance programs.
“NDC” means a national drug code as issued by the FDA.
“NDC Numbers” means the NDC Number for each of the Products, respectively.
“Net Price” means the price per unit of Product on a SKU-level basis charged by Seller as of [****], net of all discounts, rebates or promotions.
“Order” means the Decision and Order relating to the Products issued by the FTC in the proceeding captioned In the Matter of Teva Pharmaceutical Industries Ltd., a corporation.
“Other Acquisition Agreement” has the meaning set forth in the recitals.
“Permitted Encumbrances” means (a) any minor imperfections of title or similar Encumbrance that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the value or materially interfere with the use of, the Transferred Assets, the Product Technology, (b) Encumbrances for Taxes that are not yet due and payable, (c) Encumbrances that will be released at Closing, (d) statutory Encumbrances arising out of operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent, (e) Encumbrances

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

incurred as a result of any facts or circumstances related to Buyer or its Affiliates and (f) Encumbrances set forth on Schedule 1.1.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.
“Product ANDA” means, for each applicable Product, respectively, the Abbreviated New Drug Application (as defined in the United States Food, Drug, and Cosmetic Act) identified on Exhibit C, and all amendments and supplements thereto, that have been filed with the FDA seeking authorization and approval to manufacture, package, ship and sell such Products, as more fully defined in 21 C.F.R. Part 314 et seq.
“Product Approval(s)” means any approvals, registrations, permits, licenses, consents, authorizations, and other approvals, and pending applications and requests therefor, required by applicable Governmental Entities related to the research, development, manufacture, distribution, finishing, packaging, marketing, sale, storage, or transport of a Product within the United States of America, and includes, without limitation, all approvals, registrations, licenses, or authorizations granted in connection with any Application related to that Product.
“Products” means the Products listed on Exhibit C hereto to be purchased pursuant to this Agreement.
“Product Scientific and Regulatory Material” means all technological, scientific, development, chemical, biological, pharmacological, toxicological, regulatory, clinical trial materials, product safety related information (including periodic safety update reports and adverse event database information), written correspondence with any Governmental Entity and other data, files, records and other information (in any form or medium, wherever located) similar to the foregoing, in each case to the extent solely related to the Products that are owned by Seller and in Seller’s possession or control.
“Product Technology” means the following information owned by or to the extent licensed to Seller, as in existence and in the possession of Seller as of the Closing Date: the manufacturing technology, proprietary or confidential information, processes, techniques, protocols, methods, improvements and know-how that are necessary to manufacture the Products in accordance with the current applicable Product ANDA, as the case may be, including, but not limited to, the manufacturing process approved in the applicable Product ANDAs, specifications and test methods, raw material, packaging, stability and other applicable specifications, manufacturing and packaging instructions, master formula, validation reports to the extent available, stability data, analytical methods, records of complaints, annual product reviews to the extent available, and other master documents necessary for the manufacture, control and release of the Products as conducted by, or on behalf of, Seller or any of its Affiliates before the Effective Date. The Product Technology includes without limitation the rights owned or to the extent controlled by Seller under any patent issued in or subject to a pending application in the Territory as of the Closing Date, and any rights under any patent or patent application outside of the Territory solely to the extent necessary to manufacture the Products outside the Territory for importation to and sale in the Territory.
“Proposed Allergan Transaction” has the meaning set forth in the recitals.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

“Purchase Price” has the meaning set forth in Section 3.1.
“Quality Agreement” means the Quality Agreement to be executed by Buyer and Seller pursuant to the Supply Agreement.
“Receiving Party” has the meaning set forth in Section 8.3.
“Schedules” means, collectively, the Schedules referred to throughout this Agreement.
“SEC Waiver Letter” has the meaning set forth in Section 9.7.
“Seller” has the meaning set forth in the preamble.
“Seller Indemnified Parties” has the meaning set forth in Section 12.3.
“Seller Officer’s Certificate” means a certificate, dated the Closing Date, duly executed by an authorized officer of Seller, reasonably satisfactory in form to Buyer, as to the satisfaction of the conditions set forth in Sections 10.2(a), (b) and (c).
“Seller Payments” has the meaning set forth in Section 9.1(c).
“Seller’s Taxes” means all (i) Taxes arising out of, relating to or otherwise in respect of the Transferred Assets that are attributable to taxable periods, or portions thereof, ending on or prior to the Closing Date, provided that, in the case of any taxable period beginning on or prior to and ending after the Closing Date (a “Straddle Period”), Taxes assessed on an annual or other periodic basis allocated to the portion of the taxable period ending on or prior to the Closing Date shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the taxable period ending on or prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and (ii) Taxes imposed on, or incurred by, Seller or any Affiliate of Seller for which Seller or any Affiliate of Seller is liable that do not arise out of, relate to or otherwise are not in respect of the Transferred Assets.
“SKU” means a stock keeping unit.
“Specifications” has the meaning set forth in the Supply Agreement.
“Supply Agreement” means the Supply Agreement to be executed by Seller and Buyer, in substantially the form attached hereto as Exhibit D.
“Tax(es)” means all Federal, state, local and foreign taxes, customs, duties, governmental fees and assessments, including all interest, penalties and additions with respect thereto.
“Tax Return” means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including estimated Taxes).

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

“Territory” means the United States of America and its territories, protectorates and possessions, including Puerto Rico.

“Third Party Claim” has the meaning set forth in Section 12.5(b).
“Transferred Assets” has the meaning set forth in Section 2.2(a).
“Transition Products” has the meaning set forth in Appendix III.
“U.S.” or “U.S.A.” means the United States of America.

SECTION 1.2.    Interpretation
When used in this Agreement, the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.” Any terms defined in the singular will have a comparable meaning when used in the plural, and vice-versa.
SECTION 1.3.    Currency
All currency amounts referred to in this Agreement are in U.S. Dollars, unless otherwise specified.
SECTION 1.4.    Incorporation by Reference and Supremacy of FTC Order
(a)    Incorporation of FTC Order. The parties hereby agree and acknowledge that the terms and provisions of the Order of the FTC shall govern this Agreement. A copy of the Order proposed as of the date hereof is attached as Appendix I, and upon issuance by the FTC, the final Order shall replace the currently proposed Order as Appendix I attached hereto without any other action by the parties hereto. The terms and provisions of the Order that pertain to this Agreement are hereby deemed incorporated by reference into this Agreement.
(b)    Supremacy of FTC Order. To the extent that any term or provision of this Agreement conflicts with any corresponding term or provision of the Order, the parties hereby agree that the terms or provisions of the Order shall control the rights and obligations of the parties.
(c)    Publicity of FTC Order. Buyer acknowledges that the Order will be publicly available and will include information regarding the Products, the Buyer and certain information regarding this Agreement and the Ancillary Agreements.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE II.

SALE AND PURCHASE OF TRANSFERRED ASSETS
SECTION 2.1.    Purchase and Sale
Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept, all right, title and interest, within the Territory, of Seller in, to and under the Transferred Assets free and clear of all Encumbrances other than Permitted Encumbrances.
SECTION 2.2.    Transferred Assets
(a)    The term “Transferred Assets” means the following assets of Seller, as the same exist on the Closing Date, that relate solely and exclusively to the Products (and for the avoidance of doubt, excluding the Excluded Assets):

(i)	the Product ANDAs;

(ii)	any correspondence with the FDA in Seller’s possession or control with respect to the Product ANDAs;

(iii)
annual and periodic reports relating to the Product ANDAs which have been filed by or on behalf of Seller with the FDA, and adverse event reports pertaining to the Products, in each case as are in Seller’s possession or control;

(iv)	the quantity and delivery terms in all outstanding customer purchase orders for the Products;

(v)	the Product Scientific and Regulatory Material;

(vi)	the Assigned Patents;

(vii)	the Assigned Contracts;

(viii)	all of Seller’s rights, title and interests to any active pharmaceutical ingredients relating to Products held by a contract manufacturer or located at a contract manufacturer’s premises; and

(ix)	any other assets belonging to Seller that are required to be transferred pursuant to the Order.
(b)    Seller and Buyer expressly agree and acknowledge that the Transferred Assets will not include any assets of any kind, nature, character or description (whether real personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, and wherever situated) that are not expressly included within the definition of Transferred Assets (the “Excluded Assets”). Excluded Assets include, without limitation, the any refund of Seller’s Taxes, and all trademarks, and trade names not specifically included in the Transferred Assets and all brand names, logotypes, symbols, service marks, and trade dress, and any registrations or applications for registrations of any of the foregoing.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

(c)    Buyer acknowledges and agrees that Seller may retain for archival purposes and for purposes of complying with the Supply Agreement, applicable law and for legal and regulatory purposes as a seller of pharmaceutical products, one copy of all or any part of the documentation that Seller delivers to Buyer pursuant to Section 2.2(a). The copies will be retained by Seller’s legal counsel and Seller agrees to treat such copies as confidential information (in accordance with Section 8.3 hereof).
SECTION 2.3.    Assumption of Certain Liabilities and Obligations
(a)    Buyer will assume, be responsible for and pay, perform and/or otherwise discharge when due those Liabilities (including any Liabilities arising in respect of Taxes) directly arising out of or in connection with or directly related to (x) the Transferred Assets, the use thereof, or the use of the Product Technology by or on behalf of Buyer or its Affiliates or their respective agents or assignees on or after the Closing Date and (y) the marketing, sale or use of the Products by or on behalf of Buyer or its Affiliates or their respective agents or assignees on or after the Closing Date; provided that, for the avoidance of doubt, such Assumed Liabilities shall include: (i) Liabilities arising from any patent infringement claim or lawsuit brought by any third party, the FDA or any other Governmental Entity, in all cases only to the extent that they relate to Product sold on or after the Closing Date; (ii) Liabilities arising from any FDA or any other Governmental Entity action or notification only to the extent that such Liabilities relate to Product sold by or on behalf of Buyer or its Affiliates; (iii) Liabilities arising from any product liability claims relating to Product sold by Buyer or its agents or assignees, except to the extent the Manufacturer (as defined in the Supply Agreement) is liable for such Liabilities pursuant to the Supply Agreement on or after the Closing; (iv) Liabilities arising on or after the Closing Date from any plan of Risk Evaluation and Mitigation Strategies to the extent relating to any of the Products sold by Buyer or its Affiliates, or their respective agents or assignees; and (v) subject to the terms set forth in Appendix III solely with respect to the Transition Products, state and federal Medicaid/Medicare rebates and payments, and all credits, chargebacks, rebates, discounts, allowances, incentives and similar payments in connection with the sale of Products on or after the Closing Date by or on behalf of Buyer or its Affiliates (collectively, the “Assumed Liabilities”).
(b)    Except to the extent expressly included in the Assumed Liabilities, Buyer will not assume or be responsible or liable for any Liabilities of Seller or its Affiliates, and shall in no event assume or be responsible or liable for any Liabilities arising out of or in connection with or related to (x) the Transferred Assets, the use thereof or the use of the Product Technology, in each case, by or on behalf of Seller or its Affiliates or their respective agents or assignees prior to the Closing Date, (y) the marketing, sale or use of the Products by or on behalf of Seller or its Affiliates or their respective agents or assignees prior to the Closing Date or liabilities that were incurred by Seller or its Affiliates prior to the Closing Date with respect to the Products and (z) for Seller’s Taxes (collectively, the “Excluded Liabilities”).
SECTION 2.4.    License to Certain Product Technology; License to Use Certain Information
(a)    Seller hereby irrevocably grants to Buyer as of the Closing Date (i) a royalty-free exclusive, perpetual license to use the Product Technology that is owned by Seller and presently used or held for use solely and specifically for the manufacture of the Products for sale in the Territory and not for other products of Seller or for sale in other territories, to market and sell Products in the Territory, and to manufacture Products for marketing and sale in the Territory, and (ii) a royalty-free, non-exclusive, perpetual license to use the Product Technology that is owned by Seller and used or held for use not solely and specifically for the manufacture of the Products, to

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

market and sell Products in the Territory and to manufacture Products for marketing and sale in the Territory (the “Licenses”). Each of the Licenses includes the right to grant sublicenses.
(b)    Each party may modify or improve the Product Technology. The party making such modifications or improvements shall own all right, title and interest therein.
(c)    Subject to, and in accordance with, the terms set forth in Appendix III, with respect to any Transition Product, (i) Seller agrees that Buyer may sell such Transition Product bearing Seller’s NDC Numbers, Seller’s or its Affiliate’s name, logo, trademark, and other information of Seller or its Affiliates, and (ii) Seller hereby irrevocably grants to Buyer as of the Closing Date a royalty-free, non-exclusive license solely during the Transition Services Period (as defined in Appendix III) applicable to a Transition Product to use the Seller NDC Numbers, Seller’s or its Affiliate’s name, logo, trademark and any other information of Seller or its Affiliates contained on the labels of such Transition Products solely in connection with the sale of such Transition Products by the Buyer.

SECTION 2.5.    Covenant Not to Sue.
Each of the Seller and the Buyer hereby covenants that such party and its Affiliates will not bring any suits or claims, or cause or support any licensee or other third party to bring any suits or claims, against the other party or its Affiliates, their manufacturers and importers, or their distributors and customers or their consumers, alleging that the manufacture, use, sale, offer for sale or importation in or for the Territory of the Products, or the equivalent competing products sold by or on behalf of the Seller in or for the Territory, infringes any patent rights or misappropriates any trade secrets owned or controlled by such party or any of its Affiliates.
SECTION 2.6.    Nonassignable Assets.
(a)    Notwithstanding anything in this Agreement to the contrary, to the extent that the transfer or assignment to Buyer of any Transferred Asset is prohibited by any Governmental Rules or would require any authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained, neither this Agreement nor any document delivered pursuant hereto shall constitute a sale, assignment or transfer or an attempted assignment or transfer of such Transferred Asset if the applicable authorization, approval, consent or waiver has not been obtained by (or does not remain in full force and effect at) the Closing, unless and until such third party authorization, approval, consent or waiver is obtained, at which time such Transferred Asset shall be assumed and transferred to Buyer in accordance with the terms and conditions hereof.
(b)    With respect to any such authorizations, approvals, consents, or waivers referred to in Section 2.6(a), following the Closing, the parties shall use their respective reasonable best efforts, and reasonably cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers. Pending such authorizations, approval, consents or waivers, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such Transferred Assets and to Seller the benefits or

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

rights that they would have obtained had the Transferred Asset been conveyed to Buyer at the Closing. Once any authorization, approval, consent or waiver referred to in Section 2.6(a) is obtained following Closing, Seller shall assign, transfer, convey and deliver such Transferred Asset to Buyer at no additional cost to Buyer (other than out of pocket fees, costs and expenses incurred by Buyer in connection with such assignment, transfer, conveyance and delivery).
ARTICLE III.

PURCHASE PRICE
SECTION 3.1.    Purchase Price
The purchase price for all of the Transferred Assets will be $[****] in cash to be paid on the Closing Date (the “Purchase Price”).
SECTION 3.2.    Allocation of Purchase Price
The Purchase Price will be allocated among the Transferred Assets as of the Closing Date in accordance with applicable Law and as set forth in Schedule 3.2. Each of the parties hereto agrees to report (and to cause its Affiliates to report) the transactions contemplated by this Agreement in a manner consistent with applicable Law and with the terms of this Agreement, including the allocation provided in Schedule 3.2, and agrees not to take any position inconsistent therewith in any Tax Return, in any Tax refund claim, in any litigation or otherwise.
SECTION 3.3.    Transfer Taxes
All transfer, sales, value added, stamp duty and similar Taxes payable in connection with the transactions contemplated hereby will be borne by Buyer.
ARTICLE IV.

THE CLOSING
SECTION 4.1.    Closing Date
The closing of the (i) sale and transfer of the Transferred Assets, and (ii) license of the Product Technology pursuant to Section 2.4 (the “Closing”) will take place at the offices of Seller at 1090 Horsham Road, North Wales, PA 19454, or at another place designated by Seller, on the first Business Day following the date on which all of the conditions to each party’s obligations under Article X have been satisfied or (if permitted) waived, or at such other time, date and/or place as mutually agreed to by the parties hereto (such date of the Closing being hereinafter referred to as the “Closing Date”). The parties will use their reasonable best efforts to cause the Closing Date to occur on the same date as the date of the Allergan Closing.
SECTION 4.2.    Transactions to Be Effected at the Closing
At the Closing:
(a)    Seller will deliver or cause to be delivered to Buyer each of the items referred to in Section 10.2(d), in each case appropriately executed; and

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

(b)    Buyer will deliver or cause to be delivered to Seller (i) each of the items referred to in Section 10.3(d), in each case appropriately executed, and (ii) payment of the Purchase Price by wire transfer in immediately available funds, to the account or accounts designated in writing by Seller to Buyer.
ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer as follows:
SECTION 5.1.    Seller Organization; Good Standing
Seller is a corporation duly organized, validly existing and in good standing under the laws of Israel. Seller has the requisite power and authority to own and transfer all rights to the Transferred Assets, to license the Product Technology pursuant to Section 2.4 and to carry on its business as currently conducted. Seller is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect. Seller is the Respondent to the Order.
SECTION 5.2.    Authority; Execution and Delivery
Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceeding is necessary on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.
SECTION 5.3.    Consents; No Violation, Etc.
The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not:
(a)    violate any Governmental Rule applicable to Seller,
(b)    conflict with any provision of the certificate of incorporation or by-laws (or similar organizational document) of Seller,
(c)    except as set forth on Schedule 5.3, conflict with any contract to which Seller is a party or by which it is otherwise bound, including any Contract related to any of the Products or result in the creation of any Encumbrance upon any of the Transferred Assets (other than a Permitted Encumbrance),

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

(d)    subject to the foregoing clause (c), to the Knowledge of Seller, violate any rights of any third party; or
(e)    require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity other than approval of the FTC, except, with respect to the foregoing clauses (a) and (c), for such violations or conflicts which would not have a Material Adverse Effect or materially interfere with Seller’s performance of its obligations hereunder and, with respect to the foregoing clause (e), (i) for receipt of FDA approval of any Product ANDA related to a Product that has not been approved by the FDA as of the Effective Date and (ii) otherwise, for such approvals, authorizations, consents, licenses, exemptions, filings or registrations that, if not obtained or made, would not have a Material Adverse Effect or interfere with Seller’s performance of its obligations hereunder.
SECTION 5.4.    Title to Transferred Assets
Seller has good and valid title to all of the Transferred Assets and the right to license the Product Technology pursuant to Section 2.4 free and clear of all Encumbrances, other than Permitted Encumbrances. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL OF THE TRANSFERRED ASSETS ARE BEING SOLD, ASSIGNED, CONVEYED OR DELIVERED (AS APPLICABLE) TO BUYER ON AN “AS IS” “WHERE IS” BASIS WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE DISCLAIMED.
SECTION 5.5.    Litigation
(a)    There is no material suit, claim, action, investigation or proceeding pending or, to the Knowledge of Seller, threatened against Seller, that relates to the Transferred Assets, the Assumed Liabilities, the Product Technology that (i) challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement, or (ii) has not been disclosed to Buyer in writing on Schedule 5.5(a) prior to the execution of this Agreement.
(b)    Except as set forth on Schedule 5.5(b) hereto, during the twelve-month period ending on the Effective Date (i) Seller has not received any written notice from any other Person challenging its ownership or rights to use any Product Technology or intellectual property relating to the Products or its right to make, sell, offer for sale or import any Products, (ii) there has not been any, and there are no, material suits, claims, actions, investigations or proceedings pending or, to the Knowledge of Seller, threatened against Seller, relating to its ownership or rights to use any Product Technology or intellectual property relating to the Products or its right to make, sell, offer for sale or import any Products and (iii) there has not been any, and there are no, product liability suits, claims, actions, investigations or proceedings of any kind, including product liability, tort or breach of contract, pending or, to the Knowledge of Seller, threatened against Seller, relating to the Products, the Product Technology.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

SECTION 5.6.    Regulatory Issues
(a)    Except as may be disclosed on Schedule 5.6(a) hereto, during the twelve-month period ending on the Effective Date, (i) with respect to the Products only, Seller has not received: (A) any FDA Form 483s or warning letters directly relating to the Products or the facilities in which the Products are manufactured; or (B) any FDA Notices of Adverse Findings with respect to the Products; and (ii) there has not been a recall or market withdrawal of any Product by Seller, whether voluntary or involuntary.
(b)    Schedule 5.6(b) hereto sets forth a true and complete list of all documents, each of which has been made available to Buyer, relating to any Product and that set forth information from the last two (2) years relating to (i) adverse drug experience information, (ii) material events and matters concerning or affecting safety and (iii) medical inquiries and complaints brought to the attention of the Seller.
SECTION 5.7.    No Brokers
Except as may be disclosed on Schedule 5.7 hereto, Seller has not entered into any agreement, arrangement or understanding with any Person or firm which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.
SECTION 5.8.    Exclusive Representations and Warranties
Other than the representations and warranties set forth in this Article V, Seller is not making any other representations or warranties, express or implied, with respect to the Products or the Transferred Assets or the Product Technology or any other matter, including but not limited to any warranty of merchantability or fitness for a particular purpose or infringement of third party rights, and all such warranties are disclaimed.
SECTION 5.9.    Regulatory Commitments
Seller has complied in all material respects with all obligations arising from or related to any commitments to any Governmental Entity involving any Products. Seller and its Affiliates have been since January 1, 2014 in compliance in all material respects with all Laws applicable to the Transferred Assets, the Product Technology.
SECTION 5.10.    Contracts to be Assumed; Customers
(a)    Other than (i) the Assigned Contracts, (ii) any purchase orders or (iii) other Contracts with Customers there are no other material Contracts related to the Products.
(b)    Each Contract that is a Transferred Asset is a legal, valid and binding obligation of Seller and is in full force and effect and, to the Knowledge of Seller, each other party thereto, enforceable against Seller and each other party in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity). Seller has performed all material obligations under each such Contract, has not received notice from any party claiming or alleging that Seller has breached or is in default thereunder and Seller is not (with or without lapse of time or notice, or both) in material

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

breach or material default thereunder. To the Knowledge of Seller, each other party to each such Contract is not in material breach or default thereunder.
(c)    Schedule 5.10(c) hereto sets forth (i) a true and complete list of Customers as of the Effective Date (the “Customer List”) and (ii) a list of active pharmaceutical ingredients in respect of the Products, the supplier thereof and the cost of such ingredients on a per kilogram basis.
SECTION 5.11.    Inventory; Sales; and Cost.
Schedule 5.11 provides a true and accurate description of the inventory levels in respect of Seller’s three largest wholesalers of all Products by SKU as of [****] (or subsequent month end, if available) as communicated to Seller by such wholesalers.
SECTION 5.12.    Assets.
Except (i) as set forth in Schedule 5.12 and (ii) for those assets used pursuant to, and materials, goods and services provided under, the Supply Agreement, the Transferred Assets, Product Technology, and the rights to be acquired under this Agreement and the Supply Agreement constitute all of the material assets used or held for use by Seller with respect to the Transferred Assets.
SECTION 5.13.    Absence of Certain Changes.
(a)    From July 27, 2015 through the date hereof (the “Pre-Signing Period”), Seller has (i) conducted its business with respect to the Products and the Transferred Assets in all material respects in the ordinary course and in substantially the same manner as conducted prior to the Pre-Signing Period and (ii) maintained sales of Products and customer inventory levels in respect thereof in accordance with past practices of Seller prior to the Pre-Signing Period and reasonable industry standards.
(b)    Since June 3, 2016, through the Effective Date, except as required by this Agreement or the Ancillary Agreements or in connection with the consummation of the transaction contemplated hereby, Seller has not taken any action (or made any omission) that, if taken (or omitted) after the Effective Date without the consent of Buyer would constitute a material violation of Section 7.1.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:
SECTION 6.1.    Buyer’s Organization; Good Standing
Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to carry on its business as it is currently being conducted. Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.
SECTION 6.2.    Authority; Execution and Delivery
Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.
SECTION 6.3.    Consents; No Violations, Etc.
The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (i) violate any Governmental Rule applicable to Buyer, (ii) conflict with any provision of the certificate of incorporation or by-laws of Buyer, (iii) conflict with any material contract to which Buyer is a party or by which it is otherwise bound or (iv) require any approval, authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity, other than approval of the FTC, except with respect to the foregoing clauses (i) and (iii), for such violations or conflicts which would not materially interfere with Buyer’s performance of its obligations hereunder or, with respect to the foregoing clause (iv), for the Order and such approvals, authorizations, consents, licenses, exemptions, filings or registrations which have been obtained or made or which, if not obtained or made, would not materially interfere with Buyer’s performance of its obligations hereunder.
SECTION 6.4.    Litigation
There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates which, if adversely determined, would materially interfere with the ability of Buyer to perform its obligations hereunder or the consummation of the transactions contemplated hereby.
SECTION 6.5.    Development
As of the date hereof, Buyer has not begun developing a generic version of any Product, has not filed a Product ANDA for a generic version of any Product, and does not own or have a right to distribute any product under a Product ANDA for a generic version of any Product or the corresponding NDA.
SECTION 6.6.    No Brokers
Buyer has not entered into any agreement, arrangement or understanding with any Person or firm which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby for which Seller could be liable.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

SECTION 6.7.    Availability of Funds
At the Closing, Buyer will have cash available to it that is sufficient to enable it to make payment of the Purchase Price, to satisfy all of the Assumed Liabilities and to make all other necessary payments in connection with transactions contemplated by this Agreement.
SECTION 6.8.    Solvency
(a)    Immediately following the Closing, and after giving effect to all of the transactions contemplated by this Agreement, Buyer and its subsidiaries, on a consolidated basis, will be Solvent. In connection with the transactions contemplated by this Agreement, Buyer is not making any transfer of property and is not incurring any Liability with the intent to hinder, delay, or defraud, either present or future creditors of Buyer.
(b)    For purposes of this Agreement, “Solvent” when used with respect to Buyer or the Transferred Assets acquired by Buyer hereunder means, as applicable, that immediately following the Closing Date, (i) the amount of the Present Fair Saleable Value of its assets will, as of such date, exceed all of its known Liabilities as of such date, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged, and (iii) such Person will be able to pay its Debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its Debts.
(c)    For purposes of the definition of “Solvent”: (i) “Debt” means Liability on a Payment Right and “Payment Right” means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; (ii) “Present Fair Saleable Value” means, with respect to Buyer or the Transferred Assets being acquired by Buyer hereunder, the amount that may be realized if its aggregate assets (including its goodwill) are sold as an entirety with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises; and (iii) the amount of any contingent Liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured Liability.
SECTION 6.9.    Independent Investigation; No Seller Warranty
(a)    Buyer has conducted its own independent investigation, review, and analysis of the Transferred Assets, the Products, the Product Technology and the Assumed Liabilities, has formed an independent judgment concerning the Transferred Assets, the Products, the Product Technology and the Assumed Liabilities and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller, for such purpose.
(b)    Buyer acknowledges and represents that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in this Agreement (including the related portions of the Schedules) and any certificates delivered

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

hereunder; and (b) neither Seller nor any other Person has made, and the Buyer is not relying on, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller, its Affiliates, the Transferred Assets, the Products, the Product Technology or the Assumed Liabilities not expressly set forth in this Agreement (including any information, documents and materials made available to Buyer in any electronic data room or any repository of information, management presentations, or in any other form in expectation of the transactions contemplated hereby), and neither Seller nor any other Person will have or be subject to any Liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of any such information.
SECTION 6.10.    No Guarantee of FDA Approval
Buyer acknowledges and agrees that Seller does not guarantee that FDA approval will be obtained for a Product ANDA that has not already been approved by FDA as of the date hereof and makes no representation or warranty hereunder with respect to any Product that has not already been approved by FDA as of the date hereof.

ARTICLE VII.

CERTAIN COVENANTS AND AGREEMENTS OF SELLER
SECTION 7.1.    Conduct of Business Until Closing
During the period from the date of this Agreement and continuing until the Closing, Seller agrees that:
(a)    Ordinary Course. Seller will conduct its business with respect to the Products and the Transferred Assets in all material respects in the ordinary course and in substantially the same manner as presently conducted and in accordance with the Order of the FTC, including, without limitation, (1) (i) maintaining sales of Products and customer inventory levels in respect thereof in accordance with past practices, historical sales data provided by Seller to Buyer pursuant to Section 7.6 hereof and reasonable industry standards and (ii) not engaging in any special promotional activities including special discounts, and (2) by using commercially reasonable efforts to, in each case in accordance with past practices hereof and reasonably industry standards, (i) not waive any material claims or rights related to the Products or the Transferred Assets, (ii) not terminate, modify or waive any material provision of any Assigned Contract, (iii) with respect to the Products and the Transferred Assets, as applicable, not materially alter the activities and practices with respect to inventory levels of the Products maintained at the wholesale, chain, institutional or retail levels in any material respect, (iv) seek FDA approval for the Product ANDA for any pipeline Product that has not already been approved by the FDA as of the Effective Date, (v) maintain any Product ANDAs that have been approved by the FDA as of the Effective Date, (vi) comply with any Laws and FDA requests or requirements in respect of the Product ANDAs or the manufacture, distribution and sale of any of the Products pursuant to the Product ANDAs, in each case, in any material respect, (vii) maintain any Assigned Patents, (viii) maintain, in all material respects, the assets reasonably necessary to the manufacture of the Products, (ix) maintain sales efforts and sales levels consistent in all material respects with past

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

practice, or (x) not agree, in writing or otherwise, to take or authorize the taking of any actions that conflict with the foregoing; provided, however, that nothing contained herein will be deemed to require the expenditures of any funds outside of the ordinary course of business. Seller will not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), amend or modify any Assigned Contract in a manner adverse to Buyer in any material respect, including any change in any price therein.
(b)    No Dispositions. Seller will not sell, lease, license, encumber, pledge or transfer, or agree to sell, lease, license encumber, pledge or transfer, any of the Transferred Assets, the Product Technology.
(c)    No Settlements. Seller will not, without the prior written consent of Buyer (such consent not to be unreasonably withheld), (i) settle or agree to settle any claim, suit, action or other proceeding relating to the Products or the Transferred Assets brought against it by any Governmental Entity; provided, however, this Section 7.1(c) shall not apply with respect to the Order or (ii) initiate or agree to initiate any claim, suit, action or other proceeding relating to the Products or the Transferred Assets except to protect the Products or the Transferred Assets.
SECTION 7.2.    Post-Closing Orders and Payments
From and after 12:01 A.M. (New York, New York, USA time) on the day immediately following the Closing Date, (i) Seller will promptly deliver to Buyer any payments received by Seller from third parties for Finished Goods purchased by the third parties from Buyer on or after the Closing Date, and refer all inquiries it will receive with respect to the Products (other than with respect to Excluded Assets or Excluded Liabilities), to Buyer or its designee; and (ii) Buyer will promptly deliver to Seller any payments received by Buyer from third parties for Finished Goods purchased by third parties from Seller or its Affiliates prior to the Closing.
SECTION 7.3.    Technology Transfer; Assistance with Buyer Regulatory Filings
(a)    Seller and Buyer will use commercially reasonable efforts to effect an orderly transfer of the Product Technology from Seller to Buyer pursuant to the terms of this Agreement as soon as practicable following the Closing Date. Seller will provide reasonable cooperation and assistance to Buyer, including, to the extent reasonably requested by Buyer, making available certain Seller personnel within relevant and appropriate functions and positions during normal business hours as reasonably requested by Buyer, in connection with such transfer of the Product Technology and Buyer’s preparation of all filings required to be filed with the FDA in order to obtain the necessary approvals for the manufacture and sale of on-market Products by Buyer in or for the Territory. Each party will bear the Direct Costs incurred by it and its Affiliates in connection with its activities undertaken under this Section 7.3(a).
(b)    Except with respect to Seller’s assistance in connection with the transfer of the Product Technology as set forth above in Section 7.3(a), Buyer shall have sole responsibility for obtaining, and shall use commercially reasonable efforts to obtain, all regulatory approvals necessary for the offer, sale, importation, manufacture, distribution, marketing, promotion, import, export, pricing and reimbursement of the Products, including, without limitation, supplementing the Product ANDA to include facilities designated by Buyer and to delete Seller’s facilities, and assuming all responsibility for maintenance of the Product ANDAs. All decisions regarding the validation of Products and the conduct of regulatory activities with respect to the Products after the Closing Date shall be made by Buyer in its sole and absolute discretion, and all such regulatory activities shall be at its sole cost.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

SECTION 7.4.    Seller’s NDC Numbers
Buyer and its Affiliates will (i) sell Products only under Buyer NDC Numbers and (ii) not sell any Product under Seller’s or its Affiliates names, in each case, save to the extent contemplated or permitted hereunder (including in Section 2.4(c)) or under the Supply Agreement and subject to, and in compliance with, the terms set forth in Appendix III.

SECTION 7.5.    Competition
(a)    The parties hereto agree and acknowledge that the provisions of this Agreement will not be construed to limit or restrict in any manner the right of Seller or any of its Affiliates to develop, manufacture, use, sell or commercialize in any manner any pharmaceutical product, including any product competitive with the Products if sold under a Product ANDA or other filing that is not being purchased by Buyer as part of the Transferred Assets hereunder, either in the Territory or outside of the Territory.
(b)    Nothing contained in this Agreement will be construed as prohibiting Seller or any of its Affiliates from: (a) acquiring (whether by merger, asset or stock acquisition or otherwise) another company, business or line of products (including by license thereof or through investment therein), which makes, has made, sells, has sold, markets, has marketed, distributes or has distributed or otherwise represents a product which is substantially similar to or equivalent to a Product and continuing to operate such company, business or line of products following such acquisition; or (b) entering into a joint venture, alliance or other similar collaborative arrangement between Seller or any of its Affiliates thereof and any third party which joint venture makes, has made, sells, has sold, markets, has marketed, distributes or has distributed a product which is substantially similar to or equivalent to a Product and continuing to participate in such collaboration.
SECTION 7.6.    Sales Data; Customer
(a)    On the Effective Date, Seller shall deliver to Buyer quarterly net sales data by SKU (as calculated by Seller in accordance with its standard practice) for the previous six (6) month period.
(b)    Within [****] after the Closing Date, Seller shall update the Customer List and the information required to be provided pursuant to Section 7.6(a) as necessary, to ensure that such information remains materially accurate and complete up to and including the Closing Date.
(c)    On or before the date that is [****] prior to the Closing Date, Seller shall deliver to Buyer a report setting forth (i) the monthly sold units per SKU by Customer for the Products (as calculated by Seller in accordance with its standard practice) for the previous six (6) month period and (ii) the current Net Price after all discounts by SKU by Customer.
(d)    On or after the date that is [****] prior to the Closing Date, but in no event earlier than such date, and subject to Section 8.3 hereof, Buyer may contact the Customers and prospective customers to promote the Products and the distribution thereof; provided, for the avoidance of doubt, that prior to such date the Buyer shall not contact any Person to promote the Products and the distribution thereof.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

(e)    The parties hereto agree that as of the Closing Date, Buyer shall be permitted to distribute the Customer Notices to customers that have purchased the Products during the previous six (6) month period (the “Customers”).
ARTICLE VIII.

CERTAIN COVENANTS AND AGREEMENTS
SECTION 8.1.    Insurance
At all times from the Closing Date through that date which is three (3) years after the termination or expiration of this Agreement, Buyer will maintain product liability and other insurance for itself (either in its own name or in the name of its Affiliates) in amounts, respectively, which are reasonable and customary in the USA pharmaceutical industry for companies of comparable size, provided that in no event shall the product liability insurance amounts be less than $25,000,000 per occurrence and $25,000,000 in the aggregate limit of liability per year. Buyer shall provide the Seller with written proof of such insurance upon Seller’s request.
SECTION 8.2.    Books and Records
Buyer will preserve all books and records included within the Transferred Assets for applicable periods of time as required by the FDA or FTC and, subject to Section 8.3 hereof, make such books and records available for inspection and copying by Seller or its agents upon reasonable request and upon reasonable notice.
SECTION 8.3.    Confidentiality
Each party hereto or its Affiliates or contractors (a “Disclosing Party”) may, from time to time, prior to or after the Effective Date, disclose to the other party (the “Receiving Party”) information of a technical or non-technical nature that is not generally known to the trade or public. The Receiving Party agrees that it will not use for any purpose other than as necessary to perform its obligations under this Agreement and the Supply Agreement or as otherwise permitted under this Agreement or the Supply Agreement, and will not disclose to anyone in any manner whatsoever, any such information, including, without limitation, information relating in any way to the products, processes, and services of the Disclosing Party, which becomes known to the Receiving Party on or prior to the latter of the date of the (a) termination of this Agreement or (b) termination or expiration of the Supply Agreement. The obligations of this Section 8.3 will not apply to information that (i) is known to the Receiving Party as shown by written records prior to its disclosure by the Disclosing Party or its Affiliates or its contractors; (ii) becomes public information or is generally available to the public other than by an unauthorized act or omission of the Receiving Party; or (iii) is received by the Receiving Party from third parties who are in rightful possession of such information and who are lawfully entitled to disclose such information to the Receiving Party and did not receive such information from Disclosing Party. From and after the Closing Date, the Transferred Assets and all confidential information related solely and exclusively to the Transferred Assets or the manufacture thereof shall be considered the confidential information of Buyer under this Section 8.3 and the obligations of this Section 8.3 in respect thereof will apply to Seller and not the Buyer, and to the extent any confidential information related to the Transferred Assets or the manufacture thereof is used by the Seller in its retained business, the use by Seller of such confidential information in its retained business in the ordinary course shall not be deemed a breach of this Section 8.3; provided,

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

however, that, for the avoidance of doubt, confidential information used by Seller in its retained businesses or the manufacture of the Transferred Assets that is not solely and exclusively related to the Transferred Assets shall constitute the confidential information of the Seller. Upon the latter of (x) the date of termination of this Agreement or (y) the termination or expiration of the Supply Agreement, the Receiving Party will return to the Disclosing Party all documents that include confidential information of the Disclosing Party or its contractors (other than the Transferred Assets), including all copies of such documents or extracts therefrom, if any, and will make no further use of such information. To the extent that the confidential information relates to the Products, each Disclosing Party or Receiving Party, as the case may be, shall create an internal firewall and use reasonable best efforts to protect against the disclosure of such information to such Disclosing Party’s or Receiving Party’s, as the case may be, marketing and sales personnel.
SECTION 8.4.    Assumption of Regulatory Commitments
From and after the Closing Date, except as set forth in the terms set forth in Appendix III or the pharmacovigilance agreement to be entered into by the parties pursuant to the Supply Agreement, Buyer will assume control of, and responsibility for all costs and Liabilities arising from or related to any commitments or obligations to any Governmental Entity involving the Products, only to the extent arising from or relating to Product sold by Buyer after the Closing Date, and in the case of any Products that are subject to obtaining FDA approval of any unapproved Product ANDA, transferred to Buyer on the Closing Date.
SECTION 8.5.    Bulk Transfer Laws
Buyer hereby waives compliance by Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Transferred Assets to Buyer.
SECTION 8.6.    Buyer NDC Numbers; Buyer Trademarks and Buyer Trade Dress Changes
Buyer covenants and agrees that, if not already applied for, immediately following the Effective Date (if permitted by Governmental Rule), or otherwise within five (5) days of the Closing Date, Buyer will apply for and initiate applicable processes to obtain and establish new NDC Numbers (the “Buyer NDC Numbers”) and notify Seller thereof.
SECTION 8.7.    Response to Medical Inquiries and Products Complaints
After the Closing Date, except as set forth in the terms set forth in Appendix III or the pharmacovigilance agreement to be entered into by the parties pursuant to the Supply Agreement, Buyer will assume all responsibility for responding to any medical inquiries or complaints about the Products in the Territory.
SECTION 8.8.    Use of Transferred Assets
Nothing contained in this Agreement will be construed as prohibiting Buyer or any of its Affiliates from: (a) acquiring (whether by merger, asset or stock acquisition or otherwise) another company, business or line of products (including by license thereof or through investment therein), which makes, has made, sells, has sold, markets, has marketed, distributes or has distributed or otherwise represents a product which is substantially similar to or equivalent to a Product and continuing to operate such company, business or line of products following such acquisition; or (b) entering into a joint venture, alliance or other similar collaborative arrangement between Buyer or any of its Affiliates thereof and any third party which joint venture makes, has made, sells, has sold,

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

markets, has marketed, distributes or has distributed a product which is substantially similar to or equivalent to a Product, and continuing to participate in such arrangement.
ARTICLE IX.

OTHER COVENANTS AND AGREEMENTS
SECTION 9.1.    Trade Returns, Medicaid Rebates, Chargebacks
(a)    (i) Buyer will, at its expense, process and bear the cost of returns of any Products bearing Buyer’s NDC Number sold by Buyer or its Affiliates and returned in accordance with Buyer’s returned goods policy (“Buyer Returns”) and (ii) Seller will, at its expense, process and bear the cost of returns on or after the Closing Date of all Products other than Buyer Returns.
(b)    Seller and Buyer will be responsible for processing and payment of all Medicaid Reimbursements and Rebates for the Products sold bearing their respective NDC Numbers.
(c)    Seller will be responsible for any and all payments, rebates, administrative fees or chargebacks due to customers under Seller’s contracts for Products bearing the Seller NDC Number which were sold by Seller or its Affiliates (“Seller Payments”). Buyer agrees that Seller shall have no responsibility for, and “Seller Payments” shall not include, credits for shelf stock adjustments or similar adjustments resulting from price decreases on or after the Closing Date. Buyer will be responsible for all payments, rebates, administrative fees or chargebacks due in connection with any and all sales of Products by or on behalf of Buyer, other than Seller Payments.
(d)    Notwithstanding any term or provision of this Section 9.1 to the contrary, the parties agree that the terms set forth in Appendix III shall control the obligations of each party with respect to Medicaid Reimbursements and Rebates, returns, rebates, adverse event reporting, audits, administrative fees, chargebacks and shelf stock adjustments as more specifically set forth therein relating to sales of the Transition Products initially supplied to Buyer bearing the Seller NDC Numbers.
SECTION 9.2.    Adverse Experience Reports
Seller shall continue to be responsible for adverse experience reporting to the FDA until the Closing Date. Buyer and Seller shall negotiate in good faith and agree on a process and procedure for sharing adverse event information for the Products in which Seller will manufacture and supply Buyer from a retained ANDA, which shall be documented in a pharmacovigilance agreement to be entered into by the parties pursuant to the Supply Agreement. For all other Products, Seller shall at all times provide to Buyer all adverse drug experience information brought to the attention of Seller in respect of the Products manufactured by Seller, as well as any material events and matters concerning or affecting safety of the Products manufactured by Seller. At and after the Closing, Seller shall cooperate with Buyer’s requests regarding adverse experience information in respect of the Products to ensure that all adverse experience data is transferred to Buyer, including data migration and transition reporting services as requested by Buyer consistent with Schedule 9.2 Each party will bear the Direct Costs incurred by it and its Affiliates in connection with its activities undertaken pursuant to Schedule 9.2. After the Closing Date, subject to this Agreement, the Supply Agreement, the Quality Agreement and any other agreement executed between the parties and/or their Affiliates with respect to any Product, Seller will submit to Buyer all adverse drug experience information brought to the attention of Seller in respect of the Products, as well as any material events

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

and matters concerning or affecting safety of the Products. After the Closing Date, any new adverse experience reports or any follow-up adverse experience reports received by Seller will be forwarded to Buyer, together with any source documents. Unless notified otherwise in writing by Buyer, Seller shall forward such reports to:
Impax Laboratories, Inc.
31047 Genstar Road
Hayward, CA 94544
Attention: Rachel J. Summers
Senior Director, Corporate Drug Safety Operations
Facsimile: (510) 240-6113.

SECTION 9.3.    Transfer of Product ANDAs, Etc.
(a)    Seller will cooperate with Buyer in disclosing any relevant records and reports which are required to be made, maintained and reported pursuant to Governmental Rules in the Territory with respect to the Product ANDAs that are part of the Transferred Assets.
(b)    The parties hereto agree to use their reasonable efforts to take any other actions required by the FDA to effect the transactions contemplated hereby. On the Closing Date, each of the parties hereto will take any actions necessary to affect the transfer of the Product ANDAs from Seller to Buyer, including notices to the FDA regarding such transfer from Seller to Buyer of the Product ANDAs. Each party shall bear its own costs related thereto. The parties shall use their reasonable best efforts and take all necessary actions to cause the transfer of hard copies (to the extent reasonably in Seller’s possession) of the Product ANDAs to Buyer as soon as reasonably practicable after the Closing.
SECTION 9.4.    Further Action; Consents; Filings
(a)    Upon the terms and subject to the conditions hereof, each of Buyer and Seller will use commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary, proper or advisable under applicable Governmental Rules or otherwise to satisfy the conditions to Closing set forth in Article X and consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from the requisite Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other advisable submissions, with respect to this Agreement and the transactions contemplated by this Agreement required under any applicable Governmental Rules, including without limitation all filings with the FDA or other Governmental Entity needed to obtain approval of Buyer to manufacture the Products in a timely and reasonable manner. Each of Seller and Buyer will provide copies of all non-confidential documents to the other party and its advisors prior to filing and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith. Each of Seller and Buyer will furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Governmental Rules in connection with the transactions contemplated by this Agreement.
(b)    Each of Buyer and Seller shall use reasonable best efforts to obtain from the FTC preliminary approval for Buyer as the purchaser of the Transferred Assets. Each of Buyer and

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

Seller agrees to cooperate and use its reasonable best efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action.
SECTION 9.5.    Compliance with the Federal Trade Commission Decision
Reference is made to the Order. The parties hereto agree that the provisions set forth in Appendix II, which provisions are called for by the Order, are incorporated into this Agreement as if set forth in their entirety in this Agreement. To the extent the provisions of Appendix II conflict with the provisions of this Agreement or the provisions of the Supply Agreement, the provisions of Appendix II shall govern.

SECTION 9.6.    Representations to Customers.
During the [****] period following the Closing, Buyer and Seller each agrees not to make any false and/or disparaging statements about any Product.
SECTION 9.7.    Financial Information.
Seller shall, and shall cause its Affiliates to, use its reasonable best efforts to cause their accountants, auditors, counsel and other representatives to, (i) promptly cooperate with Buyer and provide all reasonable assistance to Buyer and its representatives (including providing Buyer access to its and its auditors’ relevant work papers and historical data as are reasonably required by Buyer to prepare the financial information referred to in this clause (i)) so that Buyer can, at its own cost and expense, prepare within [****] days following the Closing Date any audited and unaudited financial information in accordance with the requirements of Regulation S-X under the Securities Act and all other applicable accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder that Buyer has reasonably determined that it is required to file in a Form 8-K or Form 8-K/A by Buyer as a result of the consummation of the transactions contemplated hereby (after giving effect to the waiver letter received by Buyer from the Securities and Exchange Commission on April 29, 2016 (the “SEC Waiver Letter”) and further giving effect to the additional assets being acquired under this Agreement and not referred to in the SEC Waiver Letter (i.e., three years of financial information rather than one year of financial information)), (ii) to the extent the Closing Date is on or prior to June 30, 2016, provide to Buyer no later than [****] unaudited financial information reasonably necessary for Buyer to prepare pro forma financial information in respect of the Transaction required to be included in accordance with GAAP in Buyer’s quarterly report on Form 10-Q for the quarter ended June 30, 2016; provided that such unaudited financial information shall be limited to, and in accordance with terms of, that which is required under the SEC Waiver Letter and (iii) provide Buyer, for the twelve (12) month period following the Closing Date, such customary information reasonably requested by the Buyer to the extent relating to the Transferred Assets for inclusion in any registration statement, prospectus, Form 10-Q, Form 10-K or private placement memorandum.  Buyer shall reimburse Seller and its Affiliates for all reasonable and

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

documented expenses (other than internal direct labor costs) incurred by Seller and its Affiliates in providing cooperation requested by Buyer pursuant to this Section 9.7.
SECTION 9.8.    Cooperation.
Buyer and Seller agree to provide each other with such information and assistance as is reasonably necessary, at the cost of the requesting party, including access to records and personnel, for the preparation of any Tax Return or for the defense of any Tax claim or assessment related to the Transferred Assets or the Assumed Liabilities, whether in connection with an audit or otherwise; provided that the requesting party shall only reimburse the other party’s reasonable and documented out-of-pocket costs.

ARTICLE X.

CONDITIONS PRECEDENT
SECTION 10.1.    Conditions to Each Party’s Obligations
The obligation of Buyer to purchase the Transferred Assets from Seller and assume the Assumed Liabilities and the obligations of Seller to sell, assign, convey and deliver the Transferred Assets to Buyer will be subject to the satisfaction prior to the Closing of the following conditions:
(a)    No Litigation, Injunctions, or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be threatened or in effect.
(b)    FTC Preliminary Approval. The FTC shall have preliminarily approved the Buyer as the purchaser of the Transferred Assets hereunder.
(c)    Allergan Closing. The Allergan Closing shall have occurred.
(d)    Related Transactions. Prior to or concurrently with the Closing, the transactions contemplated by the Other Acquisition Agreement shall have been consummated.
SECTION 10.2.    Conditions to Obligations of Buyer
The obligation of Buyer to purchase the Transferred Assets from Seller and to assume the Assumed Liabilities is subject to the satisfaction on and as of the Closing of each of the following additional conditions (any or all of which may be waived in whole or in part by Buyer):
(a)    Representations and Warranties. The representations and warranties of Seller set forth in this Agreement will be true and correct (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) in all respects as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct as of such earlier date), and except in each case for breaches of such representations and warranties that would not, individually or in the aggregate, have a Material Adverse Effect.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

(b)    Performance of Obligations of Seller. Seller will have performed or complied in all material respects with the obligations, conditions and covenants required to be performed by it under this Agreement at or prior to the Closing.
(c)    No Material Adverse Effect. There shall not have been a Material Adverse Effect.
(d)    Deliveries. Seller will have duly executed and delivered to Buyer, dated as of the Closing Date, the (i) Assignment and Assumption Agreement, (ii) Bill of Sale and (iii) Seller Officer’s Certificate.
SECTION 10.3.    Conditions to the Obligations of Seller
The obligations of Seller to sell, assign, convey, and deliver the Transferred Assets, or to cause the Transferred Assets to be sold, assigned, conveyed or delivered, as applicable, to Buyer are subject to the satisfaction on and as of the Closing of each of the following additional conditions (any or all of which may be waived in whole or in part by Seller):
(a)    Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement will be true and correct (without giving effect to any materiality or similar qualifications set forth therein) in all respects as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct as of such earlier date), and except in each case for breaches of such representations and warranties that would not, individually or in the aggregate, have a Material Adverse Effect.
(b)    Performance of Obligations of Buyer. Buyer will have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)    Purchase Price. Buyer will have paid the Purchase Price.
(d)    Deliveries. Buyer will have duly executed and delivered to Seller, dated as of the Closing Date, the (i) Assignment and Assumption Agreement, (ii) the Bill of Sale, and (iii) the Buyer Officer’s Certificate.
ARTICLE XI.

TERMINATION, AMENDMENT AND WAIVER
SECTION 11.1.    Termination
(a)    Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(i)	by mutual written consent of Seller and Buyer;

(ii)	by Seller if any of the conditions set forth in Section 10.1 or 10.3 will have become incapable of fulfillment and will not have been waived by Seller;

(iii)	by Buyer if any of the conditions set forth in Section 10.1 or 10.2 will have become incapable of fulfillment and will not have been waived by Buyer;

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

(iv)
by Seller or Buyer if the Closing does not occur on or prior to one year from the Effective Date; provided, however, that the right to terminate this Agreement pursuant to this clause (iv) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Closing to have occurred on or prior to one year from the Effective Date;

(v)	by Seller, if Buyer is not preliminarily approved by the FTC or other necessary Governmental Entity as a purchaser of the Transferred Assets hereunder;

(vi)	by Seller, if the staff of the FTC informs Seller in writing that the staff will not recommend approval of Buyer as purchaser of the Transferred Assets hereunder; or

(vii)	by Seller or Buyer if the Allergan Agreement is terminated prior to the consummation of the transactions contemplated by the Allergan Agreement.
provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
(b)    In the event of termination of this Agreement pursuant to this Section 11.1, written notice thereof will forthwith be given to the other party and the transactions contemplated by this Agreement will be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i)
Buyer will return all documents and other material received from Seller relating to the Products, the Transferred Assets, the Product Technology, or the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller and, if applicable, Seller shall return any delivered portions of the Purchase Price to Buyer;

(ii)
all confidential information received by Buyer with respect to Seller, the Products, the Transferred Assets, the Product Technology will be treated in accordance with Section 8.3, which will remain in full force and effect notwithstanding the termination of this Agreement; and

(iii)	the Supply Agreement shall be terminated.
(c)    If this Agreement is terminated, no party hereto and none of their respective directors, officers, stockholders, Affiliates or controlling Persons shall have any further liability or obligation under this Agreement, except as set forth in paragraphs (a) and (b) of this Section, except that (i) nothing in this Section 11.1 will be deemed to release any party from any liability for any willful and material breach by such party of the terms and provisions of this Agreement, and (ii) the provisions of Section 8.3 shall survive termination of this Agreement.
SECTION 11.2.    Amendments and Waivers
This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Buyer, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

SECTION 11.3.    Rescission
If at the time the FTC determines to make final and effective its Order concerning the Proposed Allergan Transaction, the FTC notifies Seller that Buyer is not an acceptable purchaser of the Transferred Assets, then each of Seller and Buyer shall have the right immediately to rescind this Agreement, and the provisions of Sections 11.1(b) and 11.1(c) shall be applicable as if a termination of this Agreement had occurred.
SECTION 11.4.    Modification
If at the time the FTC determines to make final and effective its Order concerning the Proposed Allergan Transaction, the FTC notifies Seller that this Agreement is not an acceptable manner of divestiture, Seller and Buyer shall reasonably seek to modify this Agreement as may be necessary to satisfy the FTC.
ARTICLE XII.

INDEMNIFICATION
SECTION 12.1.    Survival
All representations and warranties of Seller and Buyer contained herein or made pursuant hereto shall survive the Closing Date and shall remain operative and in full force and effect for a period of twelve (12) months following the Closing Date (the “Expiration Date”). Notwithstanding anything herein to the contrary, any breach of a representation or warranty that is the subject of a claim that is asserted in writing prior to the Expiration Date shall survive with respect to such claim or any dispute with respect thereto until the final resolution thereof.

SECTION 12.2.    Indemnification by Seller
(a)    Subject to Section 12.4, Seller hereby agrees that from and after the Closing Date, Seller shall indemnify Buyer and its Affiliates and their respective officers, directors and employees (the “Buyer Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such Parties for, any Losses to the extent such Losses arise from the following:

(i)	the failure of any representation or warranty made by Seller contained in this Agreement to be true and accurate as of the Closing;

(ii)	any breach by Seller of any of its covenants, agreements or obligations contained in this Agreement; and

(iii)	any and all Excluded Assets and/or Excluded Liabilities.
SECTION 12.3.    Indemnification by Buyer
(a)    Subject to Section 12.4 hereof, Buyer hereby agrees that from and after the Closing Date, Buyer shall indemnify Seller and its Affiliates and their respective officers, directors and

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

employees (the “Seller Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such Parties for, any Losses to the extent such Losses arise from the following:

(i)	the failure of any representation or warranty made by Buyer contained in this Agreement to be true and accurate as of the Closing;

(ii)	any breach by Buyer of any of its covenants, agreements or obligations contained in this Agreement; and

(iii)	any and all Transferred Assets and/or Assumed Liabilities.
Buyer Indemnified Parties and Seller Indemnified Parties are sometimes referred to herein as “Indemnified Parties”.
SECTION 12.4.    Limitations.
(a)    The amount of any Losses for which either Seller or Buyer, as the case may be, is liable shall be reduced by (i) the amount of any insurance proceeds actually paid to the Buyer Indemnified Party and the Seller Indemnified Party, as applicable, and (ii) the aggregate amount actually recovered under any Assigned Contract (if applicable) or any other indemnity agreement, contribution agreement, or other Contract between any of the Indemnified Parties, on the one hand, and any third Person, on the other hand, with respect to such Losses.
Notwithstanding the other provisions of this Article XII, Seller shall not have any indemnification obligations for any individual Losses arising from or in connection with Section 12.2(a)(i) unless and until the aggregate amount of all such Losses, together with the amount of all such Losses under the Other Acquisition Agreement, exceed $2,879,000 (the “Deductible”), in which event Seller shall be required to pay the full amount of such Losses to the extent exceeding the Deductible, but only up to a maximum aggregate amount (with respect to this Agreement, together with the full amount of such Losses paid or payable by Seller under the Other Acquisition Agreement) of $57,580,000 (the “Cap”); provided, that with respect to any claim to which any Buyer Indemnified Party may be entitled to indemnification under Section 12.2, Seller shall not be liable for any individual or series of related Losses which do not exceed $100,000 and any Losses with respect thereto shall not be included in Losses for purposes of determining the Deductible or the Cap.
(b)    In no event shall either party or any of its Affiliates be liable by reason of any breach of any representation, warranty, condition or other term of this Agreement or any duty of common law, for any punitive loss or damage and each party hereto agrees that it shall not make any such claim; provided that the foregoing does not limit any of the obligations or liability of either party or its Affiliates under Sections 12.2 and 12.3 with respect to claims of unrelated third parties.
(c)    Neither Seller nor Buyer shall have any Liability under this Agreement in respect of any Loss if such Loss would not have arisen but for (i) a change in legislation or accounting policies after the Closing or (ii) a change in any Law after the Closing or a change in the interpretation of any Law after the Closing as determined by a Governmental Entity.
(d)    For purposes of determining whether a failure of any representation or warranty made by Seller or Buyer contained in this Agreement is true and accurate as of the Closing and for calculating the amount of Losses indemnifiable hereunder, any materiality, Material Adverse Effect or similar qualifications in such representation or warranty shall be disregarded.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

(e)    Except for claims based on fraud, the right of the Buyer Indemnified Parties and the Seller Indemnified Parties under this Article XII shall be the sole and exclusive monetary remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties, as the case may be, with respect to matters covered hereunder, including but not limited to claims relating to the Products, the Transferred Assets or Product Technology, Assumed Liabilities or Excluded Liabilities and no Indemnified Party shall have any other cause of action or remedy at law in equity for breach of contract, rescission, tort, or otherwise against the other party arising under or in connection with this Agreement and the matters and transactions contemplated hereby. Without limiting the generality of the preceding sentence, except in the case of specific performance and for claims based on fraud, no legal action sounding in contribution, tort, or strict liability (in each case, other than claims made or contemplated by this Article XII) may be maintained by an Indemnified Party, or any of its officers, directors, other governing bodies, employees, equityholders, owners, Affiliates, representatives, agents, successors, or assigns, against the Seller or Buyer or any of their Affiliates with respect to any matter that is the subject of Article XII, and Buyer and Seller, for themselves and the other Indemnified Parties and each of their respective officers, directors, other governing bodies, employees, equityholders, owners, Affiliates, representatives, agents, successors, and assigns, hereby waive any and all statutory rights of contribution or indemnification (other than rights of indemnification hereunder) that any of them might otherwise be entitled to under any Law with respect to any matter that is the subject of this Article XII.
SECTION 12.5.    Procedure
(a)    In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement, such Indemnified Party will, within a reasonable period of time following the discovery of the matters giving rise to any Losses, notify the indemnifying party under this Article XII (the “Indemnifying Party”) in writing of its claim for indemnification for such Losses, specifying in reasonable detail the nature of such Losses and the amount of the liability estimated to accrue therefrom; provided, however, that failure to give such notification will not affect the indemnification provided hereunder, except to the extent the Indemnifying Party will have been prejudiced as a result of such failure. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, within a reasonable period of time after the Indemnified Party’s receipt of such request, all information and documentation reasonably requested by the Indemnifying Party with respect to such Losses.
(b)    If the indemnification sought pursuant hereto involves a claim made by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnifying Party will be entitled to assume the defense of such Third Party Claim at its own expense with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense (which expense shall not constitute a Loss), separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will control such defense. The Indemnifying Party will be liable for the reasonable and documented fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party will have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all of the parties hereto will cooperate in the defense or prosecution

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

thereof. Such cooperation will include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, it will defend or prosecute it diligently and the Indemnifying Party will obtain the prior written consent of the Indemnified Party (not to be unreasonably withheld) before entering into any settlement, compromise or discharge of such Third Party Claim if (i) such settlement, compromise or discharge does not relate solely to monetary damages, (ii) such settlement, compromise or discharge does not expressly unconditionally and completely release the Indemnified Party from all Losses and liabilities with respect to such Third Party Claim and (iii) the Indemnifying Party is not directly paying the full amount of the Losses in connection with such Third Party Claim. Whether or not the Indemnifying Party will have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld).
(c)    If an indemnification payment is received by Buyer Indemnified Party or Seller Indemnified Party, as applicable, and such Indemnified Party later receives insurance proceeds in respect of the related Losses or other recoveries under section 12.4(a)(ii) above that were not previously credited against such indemnification payment when made, such Indemnified Party shall promptly pay to the Indemnifying Party, an amount equal to the lesser of (A) such insurance proceeds or other recoveries, with respect to such Losses and (B) the net indemnification payment previously paid by such Indemnifying Party with respect to such Losses. Each Indemnified Party shall use reasonable and good faith efforts to collect amounts available under available insurance coverage and promptly and diligently pursue such claims relating to any Losses for which it is seeking indemnification.
(d)    Each Indemnified Party shall take, and shall cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would reasonably be expected to, or such Indemnified Party believes does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss; provided, that such failure to use such efforts in accordance with the foregoing shall not relieve the Indemnifying Party of its indemnification obligations under this Article XII except and only to the extent that the Indemnifying Party is prejudiced thereby.
ARTICLE XIII.

GENERAL PROVISIONS
SECTION 13.1.    Expenses
Except as otherwise specified in this Agreement and the Supply Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred. For the avoidance of doubt, Buyer will not have any obligation to make any payment in respect of the initial Firm Order (as defined in the Supply Agreement) if this Agreement is terminated prior to the Closing Date.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

SECTION 13.2.    Further Assurances and Actions
Each of the parties hereto, upon the request of the other party hereto, whether before or after the Closing and without further consideration, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement. Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement. From and after the Closing, each of the parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably requested by the other party hereto with respect to the transactions contemplated hereby.
SECTION 13.3.    Notices
All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next business day delivery or (d) two (2) Business Days after mailing, if mailed by U.S. postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable party at the address set forth below; provided that a party may change its address for receiving notice by the proper giving of notice hereunder:
if to Seller, to:
Teva Pharmaceutical Industries Ltd.
5 Basel Street
P.O.B. 3190
Petach Tikvah, Israel
Attention: Dror Bashan
Email: Dror.Bashan@teva.co.il
and
Teva Pharmaceuticals USA, Inc.
425 Privet Road
PO Box 1005
Horsham, PA 19044 U.S.A.
Attention: General Counsel
Fax: (215) 293-6499

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

New York, NY 10022

Attention: Daniel E. Wolf
Facsimile: (212) 446-6460

and

Kirkland & Ellis LLP
655 Fifteenth Street, N.W.
Washington, D.C. 20005

Attention: Mark Kovner
Facsimile: (202) 879-5200

if to Buyer, to:

Impax Laboratories, Inc.
121 New Britain Blvd.
Chalfont, PA 18914

Attention: President, Global Pharmaceuticals
Facsimile: (215) 558-4344
and

Impax Laboratories, Inc.
31047 Genstar Road
Hayward, CA 94544
Attention: General Counsel
Facsimile: (510) 240-6096
With a copy (which shall not constitute notice) to:
Sullivan & Cromwell, LLP
125 Broad Street
New York, NY 10004

Attention: Francis J. Aquila and Matthew G. Hurd
Facsimile: (212) 291-9004 / (212) 291-9076
SECTION 13.4.    Headings
The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 13.5.    Severability

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
SECTION 13.6.    Counterparts
This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.
SECTION 13.7.    Entire Agreement; No Third-Party Beneficiaries
This Agreement and the Exhibits and Schedules hereto constitute the entire agreement and supersede all prior agreements and understandings, both written and oral (including any letter of intent, memorandum of understanding or term sheet), between or among the parties hereto with respect to the subject matter hereof. Except as specifically provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
SECTION 13.8.    Governing Law
This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the laws of the State of New York, U.S.A. applicable to agreements made and to be performed entirely in such State.
SECTION 13.9.    Jurisdiction, Venue, Service of Process, WAIVER OF JURY TRIAL
(a)    Buyer and Seller agree to irrevocably submit to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, U.S.A., for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York, U.S.A. or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail or recognized international courier service to such party’s respective address set forth in Section 13.3 of this Agreement shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Agreement. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, U.S.A.

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

(b)    THE BUYER AND THE SELLER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
SECTION 13.10.    Specific Performance
The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement were not performed in accordance with its terms and that the parties hereto will be entitled to seek specific performance of such terms, in addition to any other remedy at law or in equity, without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.
SECTION 13.11.    Intentionally Omitted
SECTION 13.12.    Publicity
Neither party will make any public announcement concerning, or otherwise publicly disclose, any information with respect to the transactions contemplated by this Agreement or any of the terms and conditions hereof without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld. Notwithstanding the foregoing, either party may make any public disclosure concerning the transactions contemplated hereby that in the view of such party’s counsel may be required by Law or the rules of any stock exchange on which such party’s or its Affiliates’ securities trade; provided, however, the party making such disclosure will provide the non-disclosing party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination, and the parties hereto will coordinate with one another regarding the timing, form and content of such disclosure.

SECTION 13.13.    Assignment
Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that after the Closing Date either party may assign its rights and obligations under this Agreement (including without limitation the Licenses and the covenant not to sue contained in Section 2.5), without the prior written consent of the other party, to an Affiliate or to a successor of the assigning party by reason of merger, sale of all or substantially all of its assets or portion of its business which relates to a Product or any number of the Products, or any similar transaction. Any permitted assignee or successor-in-interest will assume all obligations of its assignor under this Agreement. No assignment will relieve either party of its responsibility for the

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

performance of any obligation. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
[signature page follows]

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

TEVA PHARMACEUTICAL INDUSTRIES LTD.
By: /s/ Dror Bashan Name: Dror Bashan Title: SVP, Head of M&A, Global BD
By: /s/ Eyal Desheh Name: Eyal Desheh Title: Executive Vice President, Chief Financial Officer

IMPAX LABORATORIES, INC.
By: /s/ G. Frederick Wilkinson Name: G. Frederick Wilkinson Title: President, Chief Executive Officer